Exhibit 12.5

BGE

Ratio of Earnings to Fixed Charges

	Years Ended December 31,
	2011	2012	2013	2014	2015

Pre-tax income from continuing operations	211	11	344	351	477
Less: Capitalized interest	(7)	(5)	(6)	(12)	(14)

Pre-tax income from continuing operations after adjustment for income or loss from equity investees and capitalized interest	204	6	338	339	463

Fixed Charges:
Interest expensed and capitalized, amortization of debt discount and premium on all indebtedness	136	149	127	118	113
Interest component of rental expense (a)	5	4	4	4	11

Total fixed charges	141	153	131	122	124

Pre-tax income from continuing operations after adjustment for income or loss from equity investees, capitalized interest and preference security dividend requirements plus fixed charges	345	159	469	461	587
Ratio of earnings to fixed charges	2.4	1.0	3.6	3.8	4.7

(a)	Represents one-third of rental expense relating to operating leases, which is a reasonable approximation of the interest factor.

BGE

Ratio of Earnings to Fixed Charges and Preference Stock Dividends

	Years Ended December 31,
	2011	2012	2013	2014	2015

Pre-tax income from continuing operations	211	11	344	351	477
Less: Capitalized interest	(7)	(5)	(6)	(12)	(14)
Preference security dividend requirements	(20)	(20)	(21)	(22)	(22)

Pre-tax income from continuing operations after adjustment for income or loss from equity investees and capitalized interest	184	(14)	317	317	441

Fixed Charges:
Interest expensed and capitalized, amortization of debt discount and premium on all indebtedness	136	149	127	118	113
Interest component of rental expense (a)	5	4	4	4	11
Preference security dividend requirements	20	20	21	22	22

Total fixed charges	161	173	152	144	146

Pre-tax income from continuing operations after adjustment for income or loss from equity investees, capitalized interest and preference security dividend requirements plus fixed charges	345	159	469	461	587
Ratio of earnings to fixed charges and preferred stock dividends	2.1	0.9 (b)	3.1	3.2	4.0

(a)	Represents one-third of rental expense relating to operating leases, which is a reasonable approximation of the interest factor.
(b)	The ratio coverage was less than 1:1. The registrant must generate additional earnings of $14 million to achieve a coverage ratio of 1:1.